UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 21, 2015

     HII TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30291	03-0453686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8588 Katy Freeway, Suite 430, Houston, Texas		77024
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:

(713) 821-3157

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Factoring Agreement with CSNK Working Capital Finance Corp d/b/a Bay View Funding

On July 21, 2015, our wholly-owned subsidiary, Apache Energy Services, LLC (the “Seller”) entered into a Factoring Agreement with CSNK Working Capital Finance Corp d/b/a Bay View Funding (“Buyer”) for a factoring facility under which Buyer will, from time to time, buy approved receivables from Seller. The factoring facility provides for the Borrower to have access to the lesser of (i) $1 million ("Maximum Credit") or (ii) the sum of all undisputed Purchased Receivables multiplied by the Advance Percentage (which is initially 85% but may be adjusted by Buyer in its sole discretion).  Upon receipt of any advance, Seller will have sold and assigned all of its rights in such receivables and all proceeds thereof. The factoring facility is secured by the Seller’s Accounts, Inventory, Financial Assets, Chattel Paper , Electronic Chattel Paper, Letter of Credit, Letters of Credit Rights, General Intangibles, Investment Property, Deposit Accounts, Documents, Instruments, Supporting Obligations, Commercial Tort Claims, the Reserve, motor vehicles, all books, records, files and computer data relating to the foregoing, and all proceeds (“Collateral”).

Seller is required to pay Buyer a factoring fee of 1.7%  of face value of purchased receivables for 1st 30-days such receivables are outstanding after purchase and 0.75% for each 10-days thereafter until the receivables are repaid in full.  In addition, Seller is required to pay financing fees at the start of each month for the Average Daily Balance of outstanding Advances in the prior month based on a finance rate of Prime + 2.5% (5.75% Floor).  Buyer has the right to demand repayment of any purchased receivables which remain unpaid for 90-days after purchase or with respect to which any account debtor asserts a dispute.

The factoring facility is for an initial term of two-years and will renew on a year to year basis thereafter, unless terminated in accordance with the financing agreement.  Seller may terminate the facility at any time upon payment to Buyer of an early termination fee equal to one-half of one-percent (0.5%) of the Maximum Credit multiplied by the number of months remaining in the term.

We guaranteed repayment of the line of credit pursuant to a General Continuing Guaranty.

The paragraphs above describe certain of the material terms of the Factoring Agreement and is not a complete description of all terms contained in the Factoring Agreement.

Fifth Modification and Forbearance Agreement with Heartland Bank

Effective August 21, 2015, we, and our wholly-owned subsidiaries (the “Borrower”) entered into a Fifth Modification and Forbearance Agreement with Heartland Bank as agent, on behalf of the Lenders (including Magna Equities II, LLC  (“Magna”) with respect to that certain Term Loan 2) for that certain Credit Agreement dated August 12, 2014 (the “Fifth Modification”), pursuant to which the Lenders and Magna agreed to increase the Term Loan 2 (established under the Fourth Modification and Forbearance Agreement dated August 7, 2015) by $345,760.50 to an aggregate amount of $579,643.50.  Pursuant to this Fifth Modification, the Borrower also (i) acknowledged the existence of certain existing defaults under the Credit Agreement giving rise to Lenders’ rights to exercise all of remedies under the Credit Agreement and related documents; (ii) agreed to maintain all Collateral (except for leased equipment) at the locations designated in the Fifth Modification; (iii) stipulated that it had no defenses for its obligations under the Credit Agreement and related; and (iv) Borrower released Agent, the Lenders and Magna from all claims, causes of action, suits, claims, debts liabilities, obligations and damages related to the Fifth Modification prior to the date of the Fifth Modification.

Agent and Lenders (x) agreed to forbear from exercising their respective rights under the Credit Agreement and related documents until August 25, 2015 (unless there is an earlier default under the Fifth Modification or any additional default under the Credit Agreement); (y) suspended Borrower’s financial reporting requirement under Section 8.1 of the Credit Agreement except for Borrower’s continuing obligation to provide weekly cash flow and income statements for such week and aging reports for Accounts Receivable; and (z) reserved all rights under the Credit Agreement and related documents, notwithstanding their forbearance

The Lenders and Manga agreed to fund the additional $345,760.50 for Term Loan 2 on or before August 21, 2015.  In addition, with respect to Term Loan 2, Borrower pledged and assigned to Lender a security interest in all Accounts arising after July 23, 2015 to secure payment of Term Loan 2 (“New Accounts”).   Any proceeds from any New Accounts will be used to repay: first, accrued interest under Term Loan 2; second, outstanding principal of Term Loan 2 on a pari passu basis among the Lenders (and Magna) and third, the remaining obligations under the Credit Agreement.

Borrower further agreed to repay Agent and McClarty the amount of $315,392.50 upon closing of the Factoring Agreement with Bay View Funding described above.

The paragraphs above describe certain of the material terms of the Fifth Modification and is not a complete description of all terms contained in the Fifth Modification.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HII TECHNOLOGIES, INC.

(Registrant)

Date:  August 27, 2015

By:

/s/ Loretta R. Cross

Loretta R. Cross

Chief Restructuring Officer